Exhibit 16

June 29, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sirs/Madams:

We have read the statements included in the Form 8-K dated June 29, 2006 for Diversified Financial Resources Corp., to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our replacement as the principal independent accountants and our audit for the year ended September 30, 2005. We are not in a position to agree or disagree with the statements in Item 4 regarding the engagement with another CPA.

Very truly yours,

Mendoza Berger & Company LLP

/s/ James F. Berger
James F. Berger, CPA
Senior Partner